Exhibit 10.7

AMENDED AND RESTATED TIME BROKERAGE AGREEMENT

THIS AMENDED AND RESTATED TIME BROKERAGE AGREEMENT (this “Agreement”) is entered into as of the 2nd day of May, 2003, by and between HBC ILLINOIS, INC., a Delaware corporation (“Programmer”), and BIG CITY RADIO-CHI, L.L.C., a Delaware limited liability company (“Licensee”).

RECITALS:

WHEREAS, Licensee and Programmer have entered into a Time Brokerage Agreement, dated as of January 10, 2003, and mutually desire to amend and restate said agreement;

WHEREAS, Licensee is the licensee pursuant to authorizations by the Federal Communications Commission (“FCC”) of radio broadcast station WVIV-FM, licensed to Highland Park, Illinois (FCC Facility ID No. 74177) (the “Station”);

WHEREAS, during the term of this Agreement, Licensee wishes to retain Programmer to provide programming and related services for the Station, all in conformity with Licensee’s policies and procedures, FCC rules, regulations and policies for time brokerage arrangements, and the provisions hereof;

WHEREAS, Programmer agrees to use the Station to broadcast such programming of Programmer’s selection that is in conformity with the Communications Act of 1934, as amended and all rules, regulations and policies of the FCC (collectively, the “FCC Requirements”), subject to Licensee’s full authority to manage and control the operation of the Station;

WHEREAS, Programmer and Licensee have entered into an Asset Purchase Agreement dated as of January 2, 2003 (as amended to date, the “Purchase Agreement”), pursuant to which Licensee has agreed to sell to Programmer, and Programmer has agreed to purchase from Licensee, certain of the radio station properties and assets relating to the Station as described therein under the terms and conditions set forth in the Purchase Agreement; and

WHEREAS, Programmer and Licensee agree to cooperate to make this Agreement work to the benefit of the public and both parties and as contemplated by the terms set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the above recitals, and mutual promises and covenants contained herein, the parties intending to be legally bound, agree as follows:

SECTION 1                               USE OF STATION AIR TIME.

1.1                                 Scope. During the Term (as defined in Section 1.2 below), Licensee shall make available to Programmer broadcast time on the Station as set forth in this Agreement.

Programmer shall deliver such programming, at Programmer’s expense, to the Station’s transmitters or other authorized remote control points designated by Licensee.  Programmer shall provide such programming of Programmer’s selection complete with commercial matter, news, public service announcements and other suitable programming to the Station.  Except as otherwise provided in this Agreement, Licensee agrees to broadcast such programming in its entirety, including commercials at the times specified, on the facilities of the Station without interruption, deletion, or addition of any kind.  Licensee may use such time as Licensee may require up to two (2) hours per week, for the broadcast of Licensee’s own regularly-scheduled news, public affairs, and other non-entertainment programming on the Station, to be scheduled at mutually agreeable times.  Licensee may elect to set aside additional air time (up to two (2) hours per week) (the “Additional Time”) to be scheduled at a mutually agreeable time, for the broadcast of specific non-entertainment programming on issues of importance to the local community.  Licensee shall provide Programmer with as much notice as possible, but in no event less than three (3) weeks’ notice, of its intention to set aside such Additional Time.  All program time not reserved by or designated for Licensee shall be available for use by Programmer.  Licensee agrees that Programmer may sell, or engage a third party to sell, commercial time during the programming provided by Programmer to the Station for Programmer’s account.

1.2                                 Term.  The initial term of this Agreement (the “Initial Term”) shall commence at 12:01 a.m. on May 2, 2003 (the “Effective Date”), and, unless terminated earlier pursuant to any of the provisions of Section 5 hereof, shall end on the earlier of (i) the Closing Date (as defined in the Purchase Agreement) or (ii) May 1, 2008; provided, however, that the Programmer shall have the right to elect the extend the Initial Term for three (3) consecutive five (5) year terms (“Renewal Terms” and together with the Initial Term, the “Term”) by giving notice to Licensee in writing at least thirty (30) days prior to the expiration of the Initial Term or any Renewal Term.

SECTION 2                               STATION OPERATIONS.

2.1                                 Licensee Control Over Station Operations.

(a)                                  Licensee shall retain ultimate authority, power and control over the operations of the Station during the Term, including specifically, control over the personnel, programming and finances of the Station.

(b)                                 Subject to Licensee’s ultimate authority, power and control over the operations of the Station, Programmer agrees to provide programming and related services to the Station.  Such related services shall include:  (i) the sale of advertising time on the Station; (ii) coordination of traffic and billing functions; (iii) maintenance, repair and replacement of the Station’s transmitting or studio equipment and the other assets used or held for use in the business and operation of the Station, other than the FCC Licenses (as such term is defined in the Purchase Agreement) and (iv) other administrative or operational functions as Licensee and Programmer may agree to, consistent with FCC Requirements relating to time brokerage agreements.  Programmer shall provide and perform Programmer’s obligations hereunder, including all related services, diligently and in a manner consistent in all material respects with broadcast industry practices.

(c)                                  When on the Licensee’s premises, all employees of Programmer used to provide Programmer’s programming or other services to the Station shall be subject to the overall supervision of management personnel under Licensee’s control.  Subject to Licensee’s ultimate authority, power and control over the operations of the Station, Programmer’s employees shall be solely accountable to Programmer.

2.2                                 Station Expenses.  During the Term, Licensee shall be responsible for paying directly those expenses necessary to maintain compliance with the FCC Requirements and the terms of this Agreement.   Programmer shall employ and be responsible for the salaries, taxes, programming costs, insurance and related costs for all personnel used in the production of the Programmer’s programming (including, without limitation, salespeople, traffic personnel, administrative and programming staff).

2.3                                 Fee.  The fee payable by Programmer to Licensee in consideration for the airtime made available hereunder and the other agreements of the parties made hereunder, shall be in the amount and manner as set forth in Schedule 2.3 hereto.

2.4                                 Call Letters.  Licensee hereby grants to Programmer a non-exclusive license to use the call letters “WVIV-FM” in connection with the provision of programming and related services for the Station in accordance with the terms and conditions of this Agreement.  The license granted by the foregoing sentence shall terminate and be of no further force or effect upon the earlier of the expiration of the Term or the termination of this Agreement.  Licensee hereby covenants not to change such call letters.

2.5                                 Facilities Upgrade Activities.   With Programmer’s concurrence, Licensee shall prosecute the pending application for modification of the Station, FCC File No. BPH-20030204ABU (the “FCC Modification Application”), and shall prosecute amendments to the FCC Modification Application and/or file and prosecute other application(s) for modification of the Station as requested by Programmer and consented to by Licensee (which such consent shall not be unreasonably withheld) and (ii) supervise the relocation of the Station’s facilities to acceptable “turn-key” broadcast transmission facilities constructed by Programmer or a third party in conformance with the specifications set out in the FCC Modification Application or such other authorization of the FCC for modified facilities of the Station and leased to Licensee; provided, however, that Licensee shall not be required to expend any funds or incur any legal or engineering expenses in connection with such activities or lease unless Programmer reimburses Licensee in advance for such expenditures as reasonably estimated by Licensee.

SECTION 3                               STATION PUBLIC INTEREST OBLIGATIONS.

3.1                                 Licensee Authority.  Subject to Programmer’s obligations hereunder, Licensee shall be responsible for the Station’s compliance with all FCC Requirements and all other applicable laws.  Programmer shall cooperate with Licensee, at Programmer’s expense, in taking such actions as Licensee may reasonably request to assist Licensee in maintaining the Station’s compliance with the FCC Requirements and all other applicable laws.  Notwithstanding any other provision of this Agreement, Programmer recognizes that Licensee has certain obligations to operate the Station in the public interest, and to broadcast programming to meet the needs and interests of the Station’s community of license and service area.  From time to time Licensee shall air, or if Licensee requests, Programmer shall air, programming on issues of importance to the local community.  Nothing in this Agreement shall abrogate or limit the unrestricted authority of Licensee to discharge Licensee’s obligations to the public and to comply with the FCC Requirements, and Licensee shall have no liability or obligation to Programmer, for taking any action that Licensee reasonably and in good faith believes to be necessary or appropriate to discharge such obligations or comply with such laws, rules, regulations or policies.

3.2                                 Additional Licensee Obligations.  Although both Licensee and Programmer shall cooperate in the broadcast of emergency information over the Station, Licensee shall retain the right, without any liability or obligation to Programmer, to interrupt Programmer’s programming in case of an emergency or for programming which, in the good faith judgment of Licensee, is of greater local or national public importance.  In all such cases, Licensee shall use Licensee’s commercially reasonable efforts to provide Programmer prior written notice of Licensee’s intention to interrupt Programmer’s programming.  Licensee shall coordinate with Programmer the Station’s hourly station identification and any other announcements required to be aired by FCC Requirements.  Licensee shall (a) maintain the Station’s local public inspection file within the Station’s community of license or at the Station’s main studio, and (b) prepare and place in such inspection file in a timely manner all material required by Section 73.3526 of the FCC’s Requirements, including the Station’s quarterly issues and program lists.  Programmer shall, upon request by Licensee, promptly provide Licensee with such information concerning Programmer’s programs and advertising as is necessary to assist Licensee in the preparation of such information or to enable Licensee to verify independently the Station’s compliance with any other laws, rules, regulations or policies applicable to the Station’s operation.

SECTION 4                               STATION PROGRAMMING & OPERATIONAL POLICIES.

4.1                                 Broadcast Station Programming Policy Statement.  Licensee has adopted a Broadcast Station Programming Policy Statement (the “Policy Statement”), a copy of which appears as Schedule 4.1 hereto and which may be amended from time to time in order to comply with FCC Requirements by Licensee upon written notice to Programmer.  Programmer agrees and covenants to comply in all material respects with the Policy Statement, with all FCC Requirements, and with all changes subsequently made by Licensee (in good faith) or the FCC.  Programmer shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement and all programs shall be prepared and presented in conformity in all material respects with FCC Requirements and with the Policy Statement.  All advertising spots and promotional material or announcements shall comply in all material respects with all applicable federal, state and local laws, regulations and policies and the Policy Statement, and shall be produced in accordance with quality standards established by Programmer.  If Licensee determines that a program, commercial announcement or promotional material supplied by Programmer is for any reason, in Licensee’s reasonable discretion, contrary to the public interest, or does not comply with the Policy Statement, Licensee may, upon written notice to Programmer (to the extent time permits such notice), and without any liability or obligation to Programmer, suspend or cancel such program, commercial announcement or promotional material and substitute its own programming or, if Licensee requests, Programmer shall provide promptly suitable programming, commercial announcement or other announcement or promotional material.

4.2                                 Licensee Control of Station Programming.  Notwithstanding any contrary provision contained in this Agreement, and consistent with Licensee’s obligations pursuant to the FCC Requirements, Licensee shall have the right, without any liability or obligation to Programmer, to delete or preempt any material contained in any programming or commercial matter furnished by Programmer for broadcast over the Station that Licensee reasonably and in good faith believes to be unsuitable for broadcast or the broadcast of which Licensee reasonably and in good faith believes would be contrary to the public interest.  Licensee shall have the right, without any liability or obligation to Programmer to broadcast Licensee’s own programming in place of such deleted or preempted material.  Licensee expressly agrees that Licensee’s right to reject or preempt any of the programming will be exercised only for cause and will not be exercised in an arbitrary manner, for the commercial advantage of Licensee, or to cause harm to the business or operations of Programmer.

4.3                                 Political Advertising.  Licensee shall oversee and shall take ultimate responsibility for the Station’s compliance with the political broadcasting rules of the FCC and Sections 312 and 315 of the Communications Act of 1934, as amended (the “Act”), including the provision of equal opportunities, compliance with lowest unit charge requirements, and the provision of reasonable access to federal political candidates.  Programmer shall cooperate with Licensee, at Programmer’s expense, to assist Licensee in complying with the political broadcasting rules of the FCC.  Programmer shall supply such information promptly to Licensee as may be necessary to comply with the lowest unit charge and other applicable political broadcast requirements of federal law.  To the extent that Licensee reasonably and in good faith believes necessary or appropriate, Programmer shall release advertising availabilities to Licensee to permit Licensee to comply with the political broadcasting rules of the FCC and Sections 312 and 315 of the Act.  Programmer shall be entitled to all revenues received by Licensee for such advertising.

4.4                                 Advertising of Credit Terms.  To the extent prohibited by the rules of the Federal Trade Commission, no advertising of credit terms shall be made over broadcast material supplied hereunder by Programmer beyond mention of the fact that credit terms are available.

4.5                                 Payola/Plugola.  In order to enable Licensee to fulfill Licensee’s obligations under Section 317 of the Act, Programmer, in compliance with Section 507 of the Act, will, in advance of any scheduled broadcast by the Station, disclose to Licensee any information of which Programmer has knowledge or which has been disclosed to Programmer as to any money, service, or other valuable consideration that any person has paid or accepted, or has agreed to pay or to accept, for the inclusion of any matter as a part of the programming or commercial matter to be supplied to Licensee pursuant to this Agreement.  Programmer will cooperate with Licensee, at Programmer’s expense, as necessary to ensure compliance with this provision.  Commercial matter with obvious sponsorship identifications shall not require disclosure in addition to that contained in the commercial copy.

4.6                                 Programmer Compliance with Copyright Act.  Programmer represents and warrants that Programmer will have full authority to broadcast the programming on the Station; that Programmer shall not broadcast any material in violation of the Copyright Act; and the performing rights to all music contained in broadcast material supplied hereunder by Programmer are licensed by BMI, ASCAP, or SESAC, are in the public domain, are controlled by Programmer, or are cleared at the source by Programmer.

SECTION 5                               TERMINATION.

5.1                                 Termination by Programmer.  This Agreement may be terminated by Programmer by written notice to Licensee, if Programmer is not then in material default or breach hereof or of the Purchase Agreement, if Licensee is in material breach of Licensee’s material obligations hereunder and has failed to cure such breach within thirty (30) days of written notice of the breach from Programmer.

5.2                                 Termination by Licensee.  In the event that Programmer is in material breach of any of Programmer’s material obligations hereunder, the following procedures shall be applicable:

(a)                                  Licensee shall be entitled to commence a legal action against Programmer for specific performance of such material obligations.  Programmer hereby waives the defense that Licensee has an adequate remedy at law and acknowledges that the remedy of specific performance is appropriate to cure such material breach.

(b)                                 If Programmer has failed to cure such material breach within three hundred sixty (360) days after written notice of such material breach, Licensee may terminate this Agreement upon the payment in cash to Programmer of the fee paid by Programmer pursuant to Section 2.3 hereof plus all costs incurred by Programmer pursuant to its activities described in Section 2.5 hereof.

5.3                                 Termination by Mutual Consent.  This Agreement will terminate upon the mutual written consent of both parties.

5.4                                 Severability.  The parties hereto intend that the transactions contemplated hereunder comply in all respects with FCC Requirements.  If any provision of this Agreement shall be declared void, illegal, or invalid by any governmental authority with jurisdiction thereof, the remainder of this Agreement shall remain in full force and effect without such offending provision so long as such remainder substantially reflects the intent and economic or other benefits of the original agreement of the parties hereunder.  Furthermore, in such event, the parties shall use their commercially reasonable efforts to reach agreement promptly on lawful substitute provisions in place of said offending provision so as to effectuate more closely their intent as expressed hereunder.  If any governmental authority grants to any other entity or individual rights which are not contained in this Agreement, then the parties shall use their commercially reasonable efforts to amend this Agreement to provide the parties hereto such lawful provisions which comport with any rules, regulations and policies adopted after the date of this Agreement.

5.5                                 Force Majeure.  Any failure or impairment of the assets of the Station or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to acts of God, restrictions by any governmental authority, civil riot, fire, strike, labor unrest, floods or any other similar cause not reasonably within the control of Licensee or Programmer, shall not constitute a breach of this Agreement and Licensee will not be liable to Programmer nor will Programmer be liable to Licensee for any liability or obligation with respect thereto.

5.6                                 Insurance; Risk of Loss.  From January 10, 2003, through the end of the Term, Programmer shall maintain with reputable insurance companies reasonably acceptable to Licensee, insurance in such amounts and with respect to such risks reasonably acceptable to Licensee, including broadcast liability insurance naming Licensee as an additional insured, and general comprehensive insurance, also naming Licensee as an additional insured, each with a commercially reasonable amount of coverage as is conventionally carried by broadcasters operating radio stations in the area comparable to those of the Station.  The risk of any loss, damage, impairment, confiscation, or condemnation of any equipment or other personal property owned or leased and used by Programmer in the performance of its obligations hereunder shall be borne by Programmer at all times throughout the Term.

SECTION 6                               INDEMNIFICATION.

6.1                                 Indemnification by Programmer.  Programmer shall indemnify and hold harmless Licensee from and against any and all claims, losses, costs, liabilities, damages, expenses, including any FCC fines or forfeitures (including reasonable legal fees and other expenses incidental thereto), of every kind, nature and description (collectively “Damages”) arising or resulting from or relating to (a) Programmer’s breach of any representation, covenant, agreement or other obligation of Programmer contained in this Agreement, (b) any action taken by Programmer or Programmer’s employees and agents with respect to the Station, or any failure by Programmer or Programmer’s employees and agents to take any action with respect to the Station, including Damages relating to violations of FCC Requirements, slander, libel, defamation or other claims relating to programming provided by Programmer or Programmer’s broadcast and sale of advertising time on the Station, except to the extent directed by or caused by Licensee or its officers, employees, agents or Affiliates, or (c) the business or operations of the Station conducted by Programmer from and after January 10, 2003.

6.2                                 Indemnification by Licensee.  Licensee shall indemnify and hold harmless Programmer from and against any and all Damages arising or resulting from or relating to (a) Licensee’s breach of any representation, covenant, agreement or other obligation of Licensee contained in this Agreement, or (b) any action taken by Licensee or Licensee’s employees and agents with respect to the Station, including Damages relating to violations of FCC Requirements, slander, libel, defamation or other claims relating to programming provided by Licensee.

SECTION 7                               REPRESENTATIONS, WARRANTIES, AND COVENANTS.

7.1                                 Representations, Warranties and Covenants of Licensee.  Licensee represents, warrants and covenants that:

(a)                                  The execution, delivery and performance by Licensee of this Agreement, the fulfillment of and the compliance with the terms and provisions hereof, and the consummation by Licensee of the transactions contemplated hereby have been duly authorized by all requisite corporate action (which authorization has not been modified or rescinded and is in full force and effect), and do not and will not: (i) conflict with, or violate any provision of, any Law having applicability to Licensee or any affiliate of Licensee; (ii) conflict with, or result in any breach of, or constitute a default under, any agreement to which Licensee is a party or by which Licensee is bound; or (iii) result in or require the creation or imposition of or result in the acceleration of any indebtedness, or of any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, restriction, charge, agreement, claim or equity of any kind (“Encumbrance”) of any nature upon, or with respect to, Licensee or any of the assets now owned or hereafter acquired by Licensee.  No other action is necessary for Licensee to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)                                 This Agreement constitutes a valid and binding obligation of Licensee, enforceable in accordance with its terms.

(c)                                  Licensee currently is the holder of the authorizations related to the Station listed on Schedule 7.1 attached hereto.

7.2                                 Representations, Warranties and Covenants of Programmer.  Programmer represents, warrants and covenants that:

(a)                                  The execution, delivery and performance by Programmer of this Agreement, the fulfillment of and the compliance with the respective terms and provisions hereof, and the consummation by Programmer of the transactions contemplated hereby have been duly authorized by all necessary corporate action (which authorization has not been modified or rescinded and is in full force and effect), and do not and will not: (i) conflict with, or violate any provision of, any Law having applicability to Programmer or any affiliate of Programmer or any provision of the organizational documents of Programmer; (ii) conflict with, or result in any breach of, or constitute a default under, any agreement to which Programmer is a party or by which Programmer is bound; or (iii) result in or require the creation or imposition of or result in the acceleration of any indebtedness, or of any Encumbrance of any nature upon, or with respect to, Programmer or any of the assets now owned or hereafter acquired by Programmer.  No other corporate action is necessary for Programmer to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)                                 This Agreement constitutes a valid and binding obligation of Programmer, enforceable in accordance with its terms.

SECTION 8                               MISCELLANEOUS.

8.1                                 Further Assurances.  Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

8.2                                 Expenses.  Each party hereto will pay its own expenses incurred by such party in connection with the negotiation, preparation, execution and consummation of this Agreement and the transactions contemplated hereby, including all legal and accounting fees and disbursements.

8.3                                 Assignment.  Programmer may assign this Agreement to any third party which becomes the assignee of Programmer’s rights in accordance with the assignment provisions of the Purchase Agreement.  Licensee will assign this Agreement to any third party which becomes the successor licensee of the Station pursuant to the authorization of the FCC and in accordance with the assignment provisions of the Purchase Agreement.  Except as aforesaid, no party shall assign its rights and obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.  In no event shall the assignment by any party of its respective rights or obligations under this Agreement release such party from its respective liabilities and obligations hereunder.

8.4                                 Entire Agreement; Amendments.  This Agreement constitutes the entire agreement among the parties hereto with respect to the transactions contemplated herein and, except for the Purchase Agreement, and documents delivered pursuant thereto, supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.  No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

8.5                                 Waiver.  No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein.  No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.  No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

8.6                                 Consent to Jurisdiction.

(a)                                  This Agreement and the duties and obligations of the parties hereunder and under each of the documents referred to herein shall be enforceable against any party in the courts of the United States of America and of the State of New York.  For such purpose, each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of such courts, and agrees that all claims in respect of this Agreement and such other documents may be heard and determined in any of such courts.

(b)                                 Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement or to any of the other documents referred to herein or therein shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.7                                 Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (excluding the choice of law rules thereof).

8.8                                 Notices.  All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

(a)                                  If the notice is to Programmer:

Hispanic Broadcasting Corporation

3102 Oak Lawn Avenue, Suite 215

Dallas, Texas  75219

Attention: Jeffrey T. Hinson, Senior Vice President

Telephone:  (214) 525-7711

Facsimile:  (214) 525-7750

with a copy (which shall not constitute notice) to:

Hallett & Perrin, P.C.

2001 Bryan Street, Suite 3900

Dallas, Texas  75201

Attention: Bruce H. Hallett

Telephone: (214) 922-4120

Facsimile: (214) 922-4170

or to such other address as Programmer may from time to time designate.

(b)         If to Licensee:

Big City Radio, Inc.

c/o Metromedia Company

One Meadowlands Plaza

East Rutherford, New Jersey  07073-2137

Attention:  David A. Persing

Telephone:  (201) 531-8022

Facsimile:  (201) 531-2803

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

8300 Greensboro Drive

Suite 1100

McLean, Virginia  22102

Attention:  Thomas E. Repke

Telephone:  (703) 610-6138

Facsimile:  (703) 610-6200

or to such other address as Licensee may from time to time designate.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication which shall be hand delivered, sent, mailed or faxed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or confirmation of facsimile transmission being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

8.9                                 Interpretation. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.10                           Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts.  All counterparts shall collectively constitute a single agreement.  It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

8.11                           Limitation on Benefits.  The covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

8.12                           Binding Effect.  Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

8.13                           Taxes.  Licensee and Programmer shall each pay its own ad valorem taxes, if any, which may be assessed on such party’s personal property for the periods that such items are owned by such party.

8.14                           No Joint Venture or Partnership.  Programmer shall act as an independent contractor in rendering its services hereunder.  Neither party shall have any power or authority to act for or on behalf of the other or to bind the other in any manner whatsoever, except as and to the extent expressly provided for in this Agreement.  The parties hereto agree that nothing herein shall constitute a joint venture or partnership between them.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Time Brokerage Agreement as of the date first above written.

PROGRAMMER:

HBC ILLINOIS, INC.

By:	/s/ Gerald J. Ryan
Name:	Gerald J.Ryan
Title:	Vice President

LICENSEE:

BIG CITY RADIO-CHI, L.L.C.
By:	BIG CITY RADIO, INC.,
Its Managing Member

By:	/s/ Paul R. Thomson
Name:	Paul R. Thomson
Title:	Vice President